Exhibit 99.2

Wells Real Estate Fund XIII, L.P. Fact Sheet	XIII

DATA AS OF DECEMBER 31, 2011

PORTFOLIO SUMMARY
PROPERTIES OWNED	% LEASED AS OF 12/31/2011	PERCENT OWNED	ACQUISITION DATE		ACQUISITION PRICE*	DISPOSITION DATE		DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
8560 Upland Drive	100%**	28%		12/21/2001	$13,169,834		N/A	N/A	N/A
Two Park Center	38	28%		9/19/2003	$26,977,172		N/A	N/A	N/A
AmeriCredit	SOLD	28%		7/16/2001	$12,541,466		4/13/2005	$14,444,000	$4,020,236
John Wiley & Sons	SOLD	28%		12/12/2002	$17,506,702		4/13/2005	$21,530,000	$6,023,298
Siemens - Orlando	100	47%		10/30/2003	$11,799,059		N/A	N/A	N/A
Randstad - Atlanta	SOLD	47%		12/19/2003	$6,556,365		4/24/2007	$9,250,000	$4,253,500
7500 Setzler Parkway	SOLD	47%		3/26/2004	$7,040,475		1/31/2007	$8,950,000	$4,126,017
WEIGHTED AVERAGE	75

*	The Acquisition Price does not include the up-front sales charge or capital expenditures, depreciation/amortization, or impairments incurred over our ownership period, as applicable.
**	Effective 1/1/2012, the leased percentage at 8560 Upland Drive was reduced to 57%.
FUND FEATURES

OFFERING DATES	March 2001 - March 2003
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred - Cash available for distribution up to 10% Preferred Tax-Preferred - Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred - 80% Tax-Preferred - 20%
AMOUNT RAISED	$37,720,487
Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.
The financial information presented is preliminary and subject to change, pending the filing of the Partnership's Form 10-K for the period ended December 31, 2011. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors' realized results at the close of the Fund.
Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.
Portfolio Overview
Wells Fund XIII is in the positioning-for-sale phase of its life cycle, with four assets having been sold. While our focus on the three remaining assets will be on leasing and marketing efforts that we believe will ultimately result in better disposition prices for our investors, we will evaluate offers to purchase the properties as-is.
Effective January 24, 2012, American InterContinental University, Inc. (AIU) executed a 12-month lease extension through December 31, 2013 at Two Park Center.
Fourth quarter 2011 operating distributions to the Cash-Preferred unit holders were reserved (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain reserved in the near-term due to anticipated re-leasing costs and capital improvements at the three remaining properties.
The Cumulative Performance Summary, which provides a high-level overview of the Fund's overall performance to date, is on the reverse.

Continued on reverse

Wells Real Estate Fund XIII, L.P. Fact Sheet	XIII

DATA AS OF DECEMBER 31, 2011

Property Summary

•
The 8560 Upland Drive building is located in Englewood, Colorado, a suburb of Denver. Quantum Corporation leases 57% of the building through December 2021. We are actively marketing the current vacancy of the building for lease.

•
The Two Park Center building is located in Hoffman Estates, Illinois, a suburb of Chicago. This asset is currently 38% leased to American InterContinental University, Inc. through December 2013. We are actively marketing the space for lease.

•
The AmeriCredit building was sold on April 13, 2005, and net sale proceeds of $4,020,236 were allocated to the Fund. The November 2005 distribution included $4,002,754 of these proceeds. The remaining proceeds were included in the net sale proceeds distribution in August 2007.

•
The John Wiley & Sons property was sold on April 13, 2005, and net sale proceeds of $6,023,298 were allocated to the Fund. The November 2005 distribution included $5,997,246 of these proceeds. The remaining $26,052 was included in the net sale proceeds distribution in August 2007.

•	The Siemens - Orlando property is 100% leased to three tenants, and the major lease to Siemens extends through February 2012. We are actively marketing the space for lease.

•
The Randstad - Atlanta building was sold on April 24, 2007, and net sale proceeds of $4,253,500 were allocated to the Fund. In November 2007, $4,240,448 was included in the net sale proceeds distribution. The remaining proceeds of $13,052 are being reserved at this time for future capital and leasing costs.

•
7500 Setzler Parkway was sold on January 31, 2007, and net sale proceeds of $4,126,017 were allocated to the Fund. Net sale proceeds of $4,106,465 were distributed in August 2007. The remaining proceeds were included in the net sale proceeds distribution in November 2007.

For a more detailed quarterly financial report, please refer to Fund XIII’s most recent 10-Q filing, which can be found on the Wells website at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 & 2)	Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/11(3)
Per "Cash-Preferred" Unit	$10	$3.96	N/A	$4.36	$3.92
Per "Tax-Preferred" Unit	$10	$0.00	$1.69	$7.89	$3.58

(1)
These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)
This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/31/2012 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2011	Reserved	Reserved	Reserved	Reserved	0.00%
2010	Reserved	Reserved	Reserved	Reserved	0.00%
2009	3.00%	3.00%	Reserved	Reserved	1.50%
2008	6.00%	3.00%	Reserved	Reserved	2.25%
2007	8.00%	6.50%	6.00%	6.00%	6.63%
2006	7.50%	7.50%	6.50%	7.50%	7.25%
2005	8.00%	5.00%	6.50%	7.00%	6.63%
2004	8.00%	8.00%	8.00%	8.50%	8.13%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2010	2009	2008	2007	2006	2005
8.34%	8.12%	7.72%	-18.61%**	10.11%	-24.61%**

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.WellsREF.com • 800-557-4830

LPMPFS11201-0057-13
© 2012 Wells Real Estate Fund